Exhibit 99.1

For Immediate Release

HOSPIRA EXPANDS BOARD OF DIRECTORS

LAKE FOREST, Ill., Aug. 17, 2011 — Hospira, Inc. (NYSE: HSP), a  leading global specialty pharmaceutical and medication delivery company, today announced that William G. Dempsey has been elected to the company’s board of directors. Dempsey brings strong executive management and diverse global experience from leadership positions held in the healthcare industry. The addition of Dempsey expands Hospira’s board to 11 directors, nine of whom are independent.

“Bill understands how to successfully grow a large, multinational healthcare business,” said Christopher B. Begley, executive chairman. “His impressive track record of results-oriented leadership and operational experience in the healthcare field makes him an excellent fit for the Hospira board.”

John C. Staley, Hospira’s lead director, added, “We are excited to welcome Bill to Hospira’s board of directors. His broad and deep knowledge of global healthcare markets enhances our current board membership and supports Hospira’s goals for international expansion.”

Dempsey, 59, spent more than two decades at Abbott Laboratories, most recently serving as executive vice president, Global Pharmaceuticals, where he was responsible for the company’s $14 billion global pharmaceutical business, representing more than 33,000 employees. In this position, from which he retired in 2007, he drove the business to 15 percent growth in revenues and profitability in the face of major new generic competition. He also led an initiative that doubled research and development productivity over three years, and negotiated and integrated the successful $3.7 billion acquisition of the cardiovascular company, Kos Pharmaceuticals.

Hospira, Inc.

275 North Field Drive

Lake Forest, IL 60045

www.hospira.com

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From 2003 to 2006, Dempsey was Abbott’s senior vice president, Pharmaceutical Operations, responsible for Abbott’s $8 billion U.S. pharmaceuticals business. In this role, Dempsey consistently delivered strong sales growth and successfully launched the blockbuster rheumatoid arthritis drug Humira.

Previously, Dempsey was Abbott’s senior vice president, International Operations, where he served from 1999 to 2003, managing all of Abbott’s pharmaceutical, hospital and nutritional businesses outside the United States. During his tenure, he grew the business from approximately $3 billion in sales to $5 billion in sales.

In prior roles at Abbott, Dempsey served as senior vice president, Chemical and Agricultural Products, and vice president, Hospital Products Business Sector, among other positions. Before working at Abbott, Dempsey served in various roles at Sciaky Brothers Inc. and Crane Company.

Dempsey currently serves on the boards of Landauer, Inc. and Nordion, Inc. A native of Chicago, Ill., he holds a Bachelor of Science degree from DePaul University.

About Hospira

Hospira, Inc. is a global specialty pharmaceutical and medication delivery company dedicated to Advancing Wellness™. As the world leader in specialty generic injectable pharmaceuticals, Hospira offers one of the broadest portfolios of generic acute-care and oncology injectables, as well as integrated infusion therapy and medication management solutions. Through its products, Hospira helps improve the safety, cost and productivity of patient care. The company is headquartered in Lake Forest, Ill., and has approximately 14,000 employees. Learn more at www.hospira.com.

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Media Dan Rosenberg (224) 212-3366	Financial Community Karen King (224) 212-2711	Financial Community Ruth Venning (224) 212-2711